Filed Pursuant to Rule 433(d)
Registration Statement No. 333-217421

Free Writing Prospectus

TERM SHEET

Dated October 24, 2018

U.S.$2,000,000,000 3.375% Guaranteed Bonds Due October 31, 2023 (“5-Year Securities”)

U.S.$1,000,000,000 3.500% Guaranteed Bonds Due October 31, 2028 (“10-Year Securities”)

5-Year Securities

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	3.375% Guaranteed Bonds Due October 31, 2023 (the “5-Year Securities”)

Expected Ratings:	Moody’s: A1/stable outlook; S&P: A+/positive outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	U.S.$2,000,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	October 24, 2018

Settlement Date:	October 31, 2018

Maturity Date:	October 31, 2023

Coupon:	3.375% (Semi-annual, 30/360)

Interest Payment Dates:	April 30 and October 31 of each year, subject to the Business Day Convention, commencing April 30, 2019 and ending October 31, 2023

Business Day:	Any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Business Day Convention:	Following Business Day Convention, unadjusted

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	99.872%, plus accrued interest, if any, from October 31, 2018

Underwriting Discount:	0.125%

Proceeds, before Expenses, to JBIC:	99.747%, plus accrued interest, if any, from October 31, 2018

Benchmark U.S. Treasury:	2.875% due September 30, 2023

Benchmark Yield:	2.962%

Spread:	44.1bps

Yield to Investors:	3.403%

Joint Lead Managers:	Goldman Sachs International
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Daiwa Capital Markets Europe Limited
Nomura International plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS1900082824

International Global Bond Common Code:	190008282

DTC Global Bond ISIN:	US471048BU18

DTC Global Bond Common Code:	190057879

DTC Global Bond CUSIP:	471048 BU1

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the Ordinary Operations of JBIC

Governing Law:	The State of New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

10-Year Securities

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	3.500% Guaranteed Bonds Due October 31, 2028 (the “10-Year Securities”)

Expected Ratings:	Moody’s: A1/stable outlook; S&P: A+/positive outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	U.S.$1,000,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	October 24, 2018

Settlement Date:	October 31, 2018

Maturity Date:	October 31, 2028

Coupon:	3.500% (Semi-annual, 30/360)

Interest Payment Dates:	April 30 and October 31 of each year, subject to the Business Day Convention, commencing April 30, 2019 and ending October 31, 2028

Business Day:	Any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Business Day Convention:	Following Business Day Convention, unadjusted

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	99.017%, plus accrued interest, if any, from October 31, 2018

Underwriting Discount:	0.175%

Proceeds, before Expenses, to JBIC:	98.842%, plus accrued interest, if any, from October 31, 2018

Benchmark U.S. Treasury:	2.875% due August 15, 2028

Benchmark Yield:	3.122%

Spread:	49.6bps

Yield to Investors:	3.618%

Joint Lead Managers:	Goldman Sachs International
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Daiwa Capital Markets Europe Limited
Nomura International plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS1900083392

International Global Bond Common Code:	190008339

DTC Global Bond ISIN:	US471048BV90

DTC Global Bond Common Code:	190057933

DTC Global Bond CUSIP:	471048 BV9

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the Ordinary Operations of JBIC

Governing Law:	The State of New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

This communication is intended to be used solely by the person to whom it is provided by us.

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

https://www.sec.gov/Archives/edgar/data/1551322/000119312518304642/d633126d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs International toll-free from the United States at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free from the United States at 1-800-294-1322, Daiwa Capital Markets Europe Limited at +44-20-7597-8000 or Nomura International plc at 1-212-667-1695.

MIFID II product governance / Professional investors and ECPs only target market –Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Bonds is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This document is directed only at persons in member states of the European Economic Area, who are “qualified investors” within the meaning of Article 2(1)(e) of Directive 2003/71/EC, as amended or superseded (the “Prospectus Directive”). In accordance with the Prospectus Directive, no prospectus is required in connection with the transfer of the securities described in this document. Further, this document is being distributed only to and is directed only at persons in the United Kingdom who are (i) investment professionals falling within Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”), or (ii) high net worth entities falling within Article 49 of the FPO. The securities to which this document relates are available only to, and any agreement to acquire such securities, will be made only with, such persons. Any other person should not act or rely on this document or any of its contents. Stabilization: FCA/ICMA.

The bonds may not be offered, sold or otherwise made available to and, will not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the IMD, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by the PRIIPs Regulation for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.